Exhibit 99.1

Transgenomic Reports First Quarter 2015 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (May 14, 2015) - Transgenomic, Inc. (NASDAQ: TBIO) today reported financial results for the first quarter ended March 31, 2015, and provided a business update.

First Quarter Financial Results

Net sales for the first quarter of 2015 were $6.5 million, a 4% increase as compared with $6.3 million for the same period in 2014. Excluding the impact of the divested Surveyor product line, year-over-year net sales increased approximately 11%. First quarter 2015 Laboratory Services segment sales increased by $1.2 million, or 32%, from the same period in 2014, reflecting higher sales of patient tests and increased sales of contract laboratory services. In the Genetic Assays and Platforms segment, first quarter 2015 net sales decreased by $0.9 million, or 36%, as compared to the same period in 2014, as a result of lower bioconsumables and fewer instrument sales.

Gross profit in the first quarter of 2015 was $3.0 million or 46% of net sales, compared with gross profit of $2.5 million, or 40% of net sales, for the same period in 2014. The improvement in overall gross profit was primarily the result of higher patient test volumes in the company’s Laboratory Services unit, partially offset by lower revenues in the Genetic Assays and Platforms segment.

Operating expenses were $5.6 million in the first quarter of 2015, compared with $6.0 million in the prior year quarter. The $0.4 million decrease in operating expenses included lower personnel costs and stock compensation costs in the first quarter of 2015 as compared to the first quarter of 2014, partially offset by a higher bad debt provision.

The net loss for the first quarter of 2015 was $3.0 million or $0.36 per share, compared with a net loss of $4.2 million or $0.60 per share for the first quarter of 2014. Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the company's results, showed a loss of $2.0 million in the first quarter of 2015, compared to a loss of $2.7 million for the same period in 2014. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $5.4 million at March 31, 2015, compared with $1.6 million at December 31, 2014. As previously announced, during the first quarter of 2015 the company completed financings that raised approximately $7.3 million in net proceeds. These proceeds are being used for working capital and other general corporate purposes.

“The company made good progress in the first quarter in strengthening our historical businesses while preparing for the imminent launch of our breakthrough technology: Multiplexed ICE-COLD PCR™ (“MX-ICP”),” said Paul Kinnon, President and Chief Executive Officer. “We achieved a double digit percentage increase in overall net sales excluding the divested Surveyor product line, including a robust 32% increase in the critical Laboratory Services segment. We also reduced expenses and improved our gross margins.”

Mr. Kinnon continued, “At the same time, we have been gearing up for the roll-out of MX-ICP, both by augmenting our internal resources and completing agreements with collaborators that further strengthen customers’ confidence in the utility and quality of the technology. Several weeks ago we announced the availability of MX-ICP to customers of our Biomarker Identification services business, and today we are excited to announce that we will be launching MX-ICP CLIA testing at ASCO at the end of the month in Chicago, well ahead of our stated plan. Additionally, we expect to launch MX-ICP kits world-wide in mid June. These are major milestones for Transgenomic, and we believe they are evidence of the fundamental shift in the company’s focus and direction that we have been targeting.”

•	Recent Highlights –Transgenomic Launches Multiplexed ICE-COLD PCR™ in Biomarker Identification Business – After the close of the quarter, on April 20, 2015, Transgenomic announced that its groundbreaking Multiplexed ICE-COLD PCR™ technology is now available to pharmaceutical and biotechnology customers of its Biomarker Identification business unit. MX-ICP is an ultrahigh sensitivity DNA amplification technology that allows the detection of multiple mutations in multiple genes from any sample, either from a tumor biopsy or from liquids such as blood or urine. MX-ICP is validated and available for use on all sequencing platforms.
•	Transgenomic Completes Public Stock Offering - On March 4, 2015, Transgenomic announced the closing of an underwritten public offering of 3,573,899 shares of the company’s common stock along with warrants to purchase additional common stock shares. Net proceeds to Transgenomic were approximately $6.4 million.
•	Transgenomic Adds Horizon Discovery’s Genomic Reference Standards to its Multiplexed ICE-COLD PCRTM Kits – After the close of the quarter, on April 23, 2015, Transgenomic announced a revised agreement with Horizon Discovery Group to incorporate Horizon’s advanced human genomic reference standards in its Multiplexed ICE-COLD PCR™ kits on an original equipment manufacturer (OEM) basis, further assuring the high quality and exceptional performance of MX-ICP.
•	Transgenomic Expands License Agreement with Exiqon to Support Commercialization of MX-ICP for Liquid Biopsies – On March 11, 2015, Transgenomic announced an expanded license agreement with Exiqon A/S for access to their proprietary Locked Nucleic Acid (LNA™) oligonucleotides that enhance Multiplexed ICE- COLD PCR’s ultra-sensitive detection of cancer mutations in tissue and liquid biopsies. The amended agreement provides Transgenomic with worldwide access to LNA oligos for use with all of the company’s proprietary ultra-high sensitivity mutation enrichment technologies for analysis of all cancer genes on all platforms.

Conference Call

Transgenomic management will host a conference call to discuss first quarter 2015 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1906 from the U.S. or Canada or 785-424-1825 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company's Investor Relations web page at http://www.transgenomic.com/investor-relations/quarterly-conference-calls and follow the instructions. An archived webcast of the call will be available for 30 days. A telephone replay will be available from 8:00 p.m. Eastern Time on May 14, 2015 through 11:59 p.m. Eastern Time on May 28, 2015 by dialing 800-839-3735 (domestic) or 402-220-2977 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE-COLD PCRTM and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes enabling the realization of “Personalized Medicine.”

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, expectations regarding new clients, projects and prospects, MX-ICP’s ability to accelerate the Company’s growth and generate revenue, and the operation of our billing systems. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact:	Media Contact:
Susan Kim	Barbara Lindheim
Argot Partners	BLL Partners
212-600-1902	212-584-2276
susan@argotpartners.com	blindheim@bllbiopartners.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2015	2014
NET SALES:
Laboratory Services	$4,871	$3,688
Genetic Assays and Platforms	1,642	2,563
	6,513	6,251
COST OF GOODS SOLD	3,539	3,757
GROSS PROFIT	2,974	2,494
OPERATING EXPENSES:
Selling, general and administrative	5,054	5,288
Research and development	567	745
	5,621	6,033
LOSS FROM OPERATIONS	(2,647)	(3,539)
OTHER INCOME (EXPENSE):
Interest expense, net	(190)	(182)
Change in fair value of warrants	(145)	50
Other, net	(13)	—
	(348)	(132)
LOSS BEFORE INCOME TAXES	(2,995)	(3,671)
INCOME TAX EXPENSE (BENEFIT)	46	505
NET LOSS	$(3,041)	$(4,176)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(331)	(230)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(3,372)	$(4,406)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.36)	$(0.60)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	9,392,851	7,353,695

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended March 31,
	2015	2014
NET LOSS	$(3,041)	$(4,176)

INTEREST EXPENSE	190	182

INCOME TAX EXPENSE	46	505

DEPRECIATION AND AMORTIZATION	553	493

CHANGE IN FAIR VALUE OF WARRANTS	145	(50)

STOCK COMPENSATION EXPENSE	114	331

MODIFIED EBITDA	$(1,993)	$(2,715)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,379	$1,609
Accounts receivable, net	8,345	7,627
Inventories, net	2,984	3,005
Other current assets	1,524	1,191
Total current assets	18,232	13,432
PROPERTY AND EQUIPMENT, NET	1,295	1,482
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	7,854	7,964
Other assets	192	210
	$34,491	$30,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$11,067	$11,115
OTHER LIABILITIES:
Long term debt, less current maturities	7,925	7,375
Common stock warrant liability	290	145
Accrued preferred stock dividend	3,461	3,130
Other long-term liabilities	1,703	1,688
Total liabilities	24,446	23,453

STOCKHOLDERS’ EQUITY	10,045	6,553
	$34,491	$30,006